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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

January 23, 2002
(Date of earliest event reported)

FLOW INTERNATIONAL CORPORATION
(Exact name of Registrant as specified in its charter)

Washington	2-81315	91-1104842
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

23500 - 64th Avenue South, Kent, Washington 98032
(Address of principal executive offices, zip code)

Registrant's telephone number, including area code:
 (253) 850-3500

Total number of pages:    3

ITEM 5.    Other Events

Recently Issued Accounting Pronouncement

In November 2001, the Emerging Issues Task Force of the Financial Accounting Standards Board (EITF) issued Topic No. D-100 ("Topic D-100"), "Clarification of Paragraph 61(b) of FASB Statement No. 141 and Paragraph 49(b) of FASB Statement No. 142" which provides guidance on the reporting and amortization of goodwill and other intangible assets acquired in a business combination. Topic D-100 clarifies that an entity should not reclassify from goodwill any intangible assets it had not identified and measured at fair value in the initial recording of a business combination prior to July 1, 2001 and subsequently accounted for separately from goodwill. Flow adopted Statement of Financial Accounting Standards No. 141 ("FAS 141"), "Business Combinations", and Statement of Financial Accounting Standards No. 142 ("FAS 142"), "Goodwill and Other Intangible Assets" in its fiscal quarter ended July 31, 2001. In connection with the adoption of FAS 141 and FAS 142 and prior to the issuance of Topic D-100, the Company had analyzed its previous business combinations before July 1, 2001. This analysis resulted in the reclassification of all identifiable intangibles previously included with goodwill to identified intangibles as of May 1, 2001 and the subsequent amortization of these intangibles even though certain identifiable intangibles had not previously been accounted for separately from goodwill. The effect of applying the interpretative guidance in Topic D-100 is a reduction of amortization expense which is a component of General & Administrative Expenses in each of the first two quarters in fiscal year 2002.

The Company has discussed this reclassification with the Staff of the Securities and Exchange Commission. They agree that this change in accounting treatment is necessary to comply with the guidance in Topic D-100 even though the July 31, 2001 and the October 31, 2001 Forms 10-Q were prepared based on the appropriate guidance available at those times.

The following table shows the effects of the change in guidance for the two previous reporting periods during fiscal year 2002:

	First Quarter Ended July 31, 2001		Second Quarter Ended October 31, 2001
	As Previously Reported	Revised	As Previously Reported	Revised
Operating Income	$2,883	$3,086	$2,781	$2,962
Net Income	$284	$420	$255	$376

Amounts per Diluted Share:
Operating Income	$.18	$.19	$.17	$.18
Net Income	$.02	$.03	$.02	$.02

2

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 23, 2002	FLOW INTERNATIONAL CORPORATION

/s/ MICHAEL R. O'BRIEN Michael R. O'Brien Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

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ITEM 5. Other Events
SIGNATURES